As filed with the Securities and Exchange Commission on February 19, 2014

Registration No. 333-164313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 16 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Phillips Edison - ARC Shopping Center REIT Inc.

(Exact name of registrant as specified in its charter)

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey S. Edison

Chief Executive Officer

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Peter M. Fass, Esq. James P. Gerkis, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 (212) 969-3000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof other than those securities registered under the registrant’s dividend reinvestment plan (including securities reallocated from the primary offering to the dividend reinvestment plan).

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

This Post-Effective Amendment No. 16 to the Registration Statement on Form S-11 (Registration No. 333-164313) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-164313) declared effective August 12, 2010 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 16 to the Registration Statement to deregister 188 unsold primary offering shares of its common stock. Pursuant to this Registration Statement, the Company registered 150,000,000 shares of common stock for its primary offering and 30,000,000 shares of common stock for its dividend reinvestment plan offering, though the Company reserved the right to reallocate shares between the primary offering and the dividend reinvestment plan. On November 19, 2013, the Company reallocated 26,500,000 shares from the dividend reinvestment plan to the primary offering. The Company ceased offering shares of common stock in its primary offering on February 7, 2014 and accepted aggregate gross primary offering proceeds of approximately $1.7 billion. In connection with the termination of the primary offering, the Company is reallocating 2,676,000 unsold shares remaining from the primary offering to the dividend reinvestment plan. As a result, the Company will offer a maximum of 6,176,000 total shares pursuant to its dividend reinvestment plan. As of February 18, 2014, the Company had sold 3,223,467 shares under its dividend reinvestment plan for gross proceeds of approximately $30.7 million, and there are 2,952,533 shares remaining to be sold under the plan.

By filing this Post-Effective Amendment No. 16 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement. From time to time, the Company continues to offer the dividend reinvestment plan shares registered on this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on February 19, 2014.

Phillips Edison - ARC Shopping Center REIT Inc.
By: /s/ John B. Bessey
John B. Bessey Co-President and Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	Chairman of the Board and	February 19, 2014
	Jeffrey S. Edison	Chief Executive Officer (Principal Executive Officer)

	/s/ John B. Bessey	Co-President and Chief Investment	February 19, 2014
	John B. Bessey	Officer

	*	Co-President and Chief Operating	February 19, 2014
	R. Mark Addy	Officer

	*	Chief Financial Officer, Secretary and	February 19, 2014
	Devin I. Murphy	Treasurer (Principal Financial Officer and Principal Accounting Officer)

	*	Director	February 19, 2014
William M. Kahane

	*	Director	February 19, 2014
Leslie T. Chao

	*	Director	February 19, 2014
Paul Massey

*By:	/s/ John B. Bessey		February 19, 2014
John B. Bessey
Attorney-in-fact